                                                                     Exhibit 5.1



                       [LETTERHEAD OF ROGERS & WELLS LLP]

March 11, 1999


American Real Estate Investment Corporation
Plymouth Meeting Executive Campus
620 W. Germantown Pike, Suite 200
Plymouth Meeting, PA 19462

Ladies and Gentlemen:

We have acted as special counsel to American Real Estate Investment Corporation, a Maryland corporation (the "Company"), in connection with the preparation and filing of the Company's Registration Statement on Form S-3 (as the same may be amended or supplemented from time to time, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), covering the offer and sale from time to time by the securityholders listed in the Registration Statement of up to 1,672,000 shares of common stock, par value $.001 per share (the "Shares"), of the Company issuable upon conversion of either the shares of Series A Convertible Preferred Stock, par value $.001 per share (the "Preferred Stock") of the Company or the Series B Convertible Preferred Units of American Real Estate Investment, L.P., a Delaware limited partnership (the "Operating Partnership"), held by such securityholders.

In rendering the opinions expressed herein, we have examined the Registration Statement, the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, the Amended and Restated Agreement of Limited Partnership of the Operating Partnership and such corporate proceedings of the Company and other documents as we have deemed necessary. As to questions of fact material to this opinion, we have relied on certificates of officers of the Company and have not independently verified the accuracy of the matters contained therein.

In our examination of the documents, certificates and instruments referred to above, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals, the conformity with originals of all documents, certificates and instruments submitted to us as copies and the absence of any amendments or modifications to those items reviewed by us.

Based upon the foregoing and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued upon conversion of the Preferred Stock or the Preferred Units, as the case may be, in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

American Real Estate Investment Corporation                              Page 2
March 11, 1999



The opinions stated herein are limited to the federal laws of the United States, the laws of the State of New York and the laws of the State of Maryland. To the extent that any opinions set forth herein are dependent on the laws of the State of Maryland, we have relied on the opinion of Piper & Marbury L.L.P., dated the date hereof. Our opinion, to the extent based upon such reliance, is limited by the qualifications, assumptions and conditions set forth in such opinion in addition to those set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.


Very truly yours,


/s/ ROGERS & WELLS LLP